Exhibit 10.37

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD Amendment to Credit Agreement (the “Amendment”) is made and entered into as of June 27, 2006, by and between BANK OF THE WEST (the “Bank”) and ALPHATEC SPINE, INC. (the “Borrower”) with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of January 24, 2006, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the “Agreement”). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify he Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1.	Modification of that Certain Defined Terms/Borrowing Base. Section 1.1.6 of the Agreement is herby deleted and replaced in its entirety with the following: “Borrowing Base”: shall mean, as determined by the Bank from time to time, the lesser of: (i) 80% of the aggregate amount of Eligible Accounts of the Borrower plus the lesser of 50% of the aggregate amount of book entry Accounts outstanding not more than 15 days from the date of entry or $500,000.00 plus the lesser of $4,000,000.00 or 40% of the Value of Acceptable Inventory of the Borrower which consists of raw materials, work-in-process or finished goods plus the lesser of 20% of the Value of Acceptable Inventory which consists of inventory held at the Borrower’s customer’s location or $500,000.00; or (ii) $12,000,000.00.

2.	Modification of that Certain Defined Terms/FX Limit. The dollar amount contained in Section 1.1.28 of the Agreement, which is currently $1,250,000.00, is hereby modified and increased to be $10,000,000.00.

3.	Additional provision for that Certain Defined Terms/Letter of Credit Sub-Facility. A new Section 1.1.46 is added to the Agreement which reads as follows: “Letter of Credit Sub-Facility”: shall mean the credit facility described as such in Section 2.

4.	Additional provision for that Credit Facilities/Letter of Credit Sub-Facility. A new Section 2.7 is added to the Agreement which reads as follows.

2.7	LETTER OF CREDIT SUB-FACILITY

2.7.1	Letter of Credit Sub-Facility: The bank agrees to issue standby letters of credit (each a “Letter of Credit”) on behalf of the Borrower of up to 200,000,000.00 Japanese Yen. At no time, however, shall the total principal amount of all Advances outstanding under the AR line of Credit, together with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the Borrowing Base.

(i)	Upon the Bank’s request, the Borrower shall promptly pay to he Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit, including an annual fee of 1.75% of the face amount of any Letter of Credit (“LC Fee”).

(ii)	The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of the AR Line of Credit and Letter of Credit shall expire on a date which is more than 180 days after the Expiration Date.

(iii)	Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

(iv)	Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (Pacific standard time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank’s standard form of application for issuance of a Letter of Credit with proper insertions.

(v)	The Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

In the event that the Borrower fails to pay any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay such drawing, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorized Bank to create an Advance bearing interest at the rate or rates provided in Section 9.2 hereof to pay such drawing.

5.	Conditions Precedent. As a condition precedent to the effectiveness of this Amendment, Borrower agrees to pay to Bank a fee of $5,000.00 and the LC Fee.

6.	Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

7.	Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

8.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK: BANK OF THE WEST		BORROWER: ALPHATEC SPINE, INC.

BY:	/s/ Kris Ilkov	BY:	/s/ Stephen Dixon
NAME:	Kris Ilkov, Vice President	NAME:	Stephen Dixon, Vice President and Chief Financial Officer
ADDRESS:

2051 Palomar Airport Road, Suite 100 Carlsbad, CA 92011

ACKNOWLEDGMENT AND CONSENT BY GUARANTOR

The undersigned ALPHATEC HOLDINGS, INC., hereby consent and agree to the foregoing and all prior amendments to the Credit Agreement dated as of January 24, 2006 (the “Credit Agreement”), by and between ALPHATEC SPINE, INC. (“Borrower”) and BANK OF THE WEST (“Bank”). We specifically acknowledge and agree that each guaranty executed by the undersigned in favor of Bank covers all of the obligations of Borrower under the Credit Agreement as so amended. The undersigned represent and warrant to Bank that we remain fully aware of the Borrower’s financial condition and performance. The undersigned acknowledge that our consent to the amendment(s) is not required, nor is Bank obligated to provide us with notice of or obtain our consent to any future amendments.

ALPHATEC HOLDINGS, INC.

By:	/s/ Stephen Dixon
Name:	Stephen Dixon, Vice President and Chief Financial Officer